Exhibit 99.1

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ADOPTS RIGHTS PLAN AND
ANNOUNCES RETENTION OF ADVISERS

Lake Mary, Florida, June 22, 2006 - Bairnco Corporation (NYSE-BZ) announced today that its Board of Directors has adopted a Rights Plan.  In addition, Bairnco announced today that it has retained Lazard Frères & Co. LLC to act as its financial adviser and Debevoise & Plimpton LLP to act as its legal counsel in connection with Steel Partners II, L.P.’s unsolicited tender offer to acquire all of the outstanding Bairnco common stock that it does not already own at $12.00 per share.

In connection with the adoption of the Rights Plan, the Board of Directors of Bairnco has declared a dividend of one Right for each outstanding share of common stock, $0.01 par value per share, of Bairnco.

Under the Rights Plan, Bairnco’s shareholders will receive the right to purchase one one-hundredth (1/100th) of a share of Series A Junior Participating Preferred Stock, $0.01 par value per share, of Bairnco, at an exercise price of $40.00, for each share of Bairnco common stock held at the close of business on June 23, 2006.  Unless the Board of Directors sets a later date, the Rights will become exercisable upon the earlier of (1) the tenth day following the public announcement or notice to the Bairnco that a person or group acquired, or obtained the right to acquire, 20% or more of Bairnco’s outstanding common stock or (2) the tenth business day after any person or group commences or announces a tender offer or exchange offer which, if successful, would cause the person or group to own 20% or more of Bairnco’s outstanding common stock, or, if a tender offer is commenced or announced prior to the date of the Rights Agreement, the tenth business day after the date of the Rights Agreement.  Consequently, because Steel Partners commenced an unsolicited tender offer prior to the date of the Rights Agreement, unless the Board of Directors sets a later date, the Rights will become exercisable on July 6, 2006.

Should any person or group acquire 20% or more of Bairnco’s outstanding common stock, all Rights not held by the 20% stockholder become rights to purchase Bairnco common stock for one-half of the market price of such common stock.  After a person or group crosses the 20% threshold and before such person or group owns 50% or more of Bairnco’s outstanding common stock, the Board of Directors, instead of allowing the Rights to become exercisable, may issue one share of common stock or one one-hundredth (1/100) of a share of preferred stock in exchange for each Right (other than those held by the acquiring person or group).  In the event of a merger or sale of 50% or more of the assets of Bairnco, the Rights Plan requires that provision be made for the Rights to become rights to purchase shares of the acquiring company for one-half of the market price of such shares.

The Rights, which have a ten-year term, may be redeemed for $0.01 per Right by the Board of Directors at any time prior to the time any person or group acquire 20% or more of Bairnco’s outstanding common stock.

Bairnco continues to caution its shareholders against taking premature action in response to Steel Partners’ unsolicited tender offer.  Bairnco’s Board of Directors has not made any decisions as to how it will respond.  Consistent with its fiduciary duties, Bairnco’s Board or Directors will carefully review and evaluate the terms and conditions of the Steel Partners tender offer and will make a recommendation to Bairnco’s shareholders with respect to the tender offer in a timely manner thereafter.

Bairnco advises its shareholders to read carefully Bairnco’s solicitation/recommendation statement because it will contain important information.  Copies of the solicitation/recommendation statement will be available without charge on the SEC’s web site at www.sec.gov or at Bairnco’s web site at www.bairnco.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; changes in the pricing of the products of the Corporation or its competitors; the impact on production output and costs from the availability of energy sources and related pricing; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in Canada and France.

CONTACT:    Kenneth L. Bayne, Vice President Finance, Bairnco Corporation

Telephone:  (407) 875-2222, ext. 227

Larry C. Maingot, Controller, Bairnco Corporation

Telephone:  (407) 875-2222, ext. 230

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